UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2007

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	11-3707493 (I.R.S. Employer Identification No.)
399 Park Avenue, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry Into a Material Definitive Agreement.

As of May 14, 2007, NorthStar Realty Finance Corp. and certain of its subsidiaries (the “Company”) entered into a $400 million Master Repurchase Agreement (VFCC) with Wachovia Capital Markets, LLC, as deal agent, Wachovia Bank, National Association, as swingline purchaser, and Variable Funding Capital Company LLC, as purchaser (the “Repurchase Agreement”). The Repurchase Agreement provides for a three year term and may be temporarily increased to $800 million for a period not to exceed 10 months in connection with the accumulation of collateral for a commercial real estate CDO securitization transaction.

Advance rates under the Repurchase Agreement range from 50% to 100% of the value of the collateral for which the advance is to be made. Amounts borrowed under the Repurchase Agreement bear interest at spreads of 0.15% to 2.10% over one-month LIBOR, depending on the type collateral for which the amount is borrowed. Additionally, if a securitization transaction with respect to the collateral subject to the Repurchase Agreement is not consummated by March 14, 2008, certain advances under the Repurchase Agreement will be subject to commitment and unused fees and the Company’s limited guarantee shall be increased to 10% of the amount outstanding under the Repurchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)

Date: May 16, 2007	By:	/s/ Albert Tylis
Albert Tylis
Executive Vice President & General Counsel